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                                                                Exhibit 4(b)(iv)

                          GUARANTEED INSURABILITY RIDER

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RIDER SECTION 1. GENERAL INFORMATION

1.1  WHAT IS OUR AGREEMENT       Our agreement with you includes this rider and its
     WITH YOU?                   application, as a part of the policy to which it is
                                 attached. The provisions of the policy apply to this
                                 rider unless they conflict with the rider. If there is a
                                 conflict, the rider provision will apply. The issue date
                                 for this rider is shown on the guaranteed insurability
                                 annual cost of insurance rate table.

1.2  WHAT IS THE BENEFIT         You may purchase additional insurance on the life of the
     PROVIDED BY THIS RIDER?     person named as insured under the policy without evidence
                                 of insurability on any option date by written request, as
                                 described in Section 3, if the policy and this rider are
                                 in force. The additional insurance will be provided by
                                 increasing the specified amount of the policy to which
                                 this rider is attached. This rider does not provide the
                                 right to increase the amount of insurance provided by any
                                 accidental death benefit rider attached to the policy.

1.3  CAN THIS RIDER BE           We relied on statements made in the application when we
     CONTESTED?                  issued this rider. In the absence of fraud, we will
                                 accept the statements made in the application or
                                 reinstatement application to be representations and not
                                 warranties. Statements made in the application or
                                 reinstatement application will not be used to contest
                                 this rider or challenge a claim under this rider unless
                                 that statement is material.

                                 A statement is material if, based on correct and complete
                                 information, we would have:

                                      a.) denied coverage;

                                      b.) issued the rider at a higher cost of insurance
                                          rate; or

                                      c.) issued the rider on some other basis than
                                          applied for.

                                 If this rider is void as a result of a contest, any cost
                                 you paid for this rider will be refunded to you.

1.4  WHEN DOES THIS RIDER        This rider is incontestable after it has been in force
     BECOME INCONTESTABLE?       during the insured's lifetime for two years from its
                                 issue date. If this rider is reinstated, it is
                                 incontestable after is has been in force during the
                                 insured's lifetime for two years from the date of its
                                 reinstatement. If reinstatement occurs, it may be
                                 contested on the basis of statements made in the
                                 reinstatement application.

1.5  IS THERE A SUICIDE          No temporary death benefit, as described in Section 3, is
     EXCLUSION?                  provided if death occurs by suicide, while sane or
                                 insane, within two years of the issue date of this rider.
                                 If an option for an increase in the specified amount is
                                 exercised and the insured dies by suicide within two
                                 years of this rider's issue date, the only amount payable
                                 with respect to the increase will be a return of the cost
                                 of insurance and administrative charge paid for the
                                 increase.

1.6  WHEN WILL THIS RIDER        This rider will terminate on the earliest of:
     TERMINATE?

                                      a.) the lapse or termination of the policy;

                                      b.) the policy anniversary at the insured's age 40;
                                          or

                                      c.) the date you choose to end this rider. You may
                                          end it by written request.
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RIDER SECTION 2. RIDER INSURANCE CHARGES

2.1  WHAT IS THE COST OF THIS    The cost for this rider is paid as part of the insurance
     RIDER?                      charges for the policy to which it is attached. The cost
                                 for this rider is payable until the rider terminates. The
                                 cost of insurance rates are shown on the guaranteed
                                 insurability annual cost of insurance rate table.

RIDER SECTION 3. PURCHASE OF ADDITIONAL INSURANCE

3.1  WHEN CAN YOU APPLY FOR      You may apply for additional amounts of insurance on any
     ADDITIONAL AMOUNTS OF       option date which occurs after the issue date of this
     INSURANCE?                  rider. The maximum amount of additional insurance you may
                                 purchase at each option date is shown on the policy data
                                 page.

                                 Option dates are policy anniversaries at the insured's
                                 age 25, 28, 31, 34, 37, and 40.

                                 We must receive written application for the additional
                                 insurance within 60 days prior to or on the option date.
                                 The additional insurance will become effective on the
                                 option date.

                                 If you do not exercise your right to purchase additional
                                 insurance on or prior to an option date, that option will
                                 expire. The expiration of any one option will have no
                                 effect on any future options.

3.2  CAN YOU PURCHASE            You may purchase additional amounts of insurance in
     ADDITIONAL AMOUNTS OF       advance of the next option date if:
     INSURANCE IN ADVANCE OF
     AN OPTION DATE?                  a.) the insured marries; or

                                      b.) the insured becomes a parent by birth of a
                                          living child or completion of the legal adoption
                                          of a minor.

                                 In order to exercise an option in advance:

                                      a.) we must receive a written application for the
                                          additional insurance while the insured is living
                                          and prior to the third monthly processing day
                                          following the marriage, birth, or adoption; and

                                      b.) you must provide proof, in a form satisfactory
                                          to us, of the marriage, birth, or adoption.

                                 If you exercise an option in advance, the effective date
                                 of the additional insurance will be the third monthly
                                 processing day following the marriage, birth, or
                                 adoption. If an option is taken in advance, it will not
                                 be available on the actual option date.
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3.3  WILL A TEMPORARY DEATH      If the insured dies during a period when an option could
     BENEFIT BE PROVIDED IF      have been exercised, a temporary death benefit will be
     DEATH OCCURS WHEN AN        provided as if the option had been exercised. The
     OPTION COULD HAVE BEEN      temporary death benefit will be the maximum amount of
     EXERCISED?                  additional insurance which could have been purchased
                                 under that option.

                                 The temporary death benefit will be paid to the
                                 beneficiary in the same manner as the policy death
                                 proceeds.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President

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           GUARANTEED INSURABILITY ANNUAL COST OF INSURANCE RATE TABLE

                          GUARANTEED INSURABILITY RIDER

INSURED: John Doe                   MAXIMUM AMOUNT OF
                                    ADDITIONAL INSURANCE: $50,000

ISSUE DATE: January 15, 2000        ISSUE AGE: 35

EXPIRATION DATE: January 15, 2005   GENDER: Male

ANNUAL PREMIUM: $103.50

The rates shown are monthly rates per $1,000 of the maximum amount of additional insurance that may be purchased.

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
AGE   RATE
---   ----
 0     .87
 1     .89
 2     .91
 3     .94
 4     .96
 5     .98
 6    1.00
 7    1.03
 8    1.06
 9    1.08
10    1.10
11    1.13
12    1.15
13    1.18
14    1.20
15    1.23
16    1.25
17    1.28
18    1.31
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
AGE   RATE
---   ----
 19   1.35
 20   1.38
 21   1.39
 22   1.41
 23   1.47
 24   1.54
 25   1.56
 26   1.60
 27   1.61
 28   1.71
 29   1.79
 30   1.85
 31   1.85
 32   1.84
 33   1.95
 34   2.01
 35   2.07
 36   2.05
 37   1.87
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